RAND LOGISTICS ANNOUNCES ADJOURNMENT OF ANNUAL MEETING

New York, NY – October 17, 2014 - Rand Logistics, Inc. (NASDAQ: RLOG) announced today that it intends to adjourn its reconvened 2014 annual meeting of stockholders, currently scheduled for October 22, 2014, to a date to be determined and announced in a subsequent press release. The decision to further adjourn the annual meeting follows receipt by the Company of notice that Jonathan R. Evans, a director nominee, has determined, for health reasons, not to stand for election as a director at the annual meeting.

Mr. Evans had been included on the Company’s slate of nominees for election to the board of directors pursuant to the settlement agreement with JWEST, LLC that terminated the proxy contest for the election of directors at the 2014 annual meeting of stockholders.  The provisions of the settlement agreement unrelated to the composition of the Company’s slate of director nominees remain in effect notwithstanding Mr. Evans’ decision not to stand for election as a director at the annual meeting.

Additional information with respect to the date of the reconvened annual meeting and the Company’s nominees for election to the board of directors at the reconvened annual meeting will be forthcoming.

About Rand Logistics, Inc.

Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of four conventional bulk carriers and twelve self-unloading bulk carriers including four tug/barge units. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, – and the Canada Coasting Trade Act – which reserves domestic waterborne commerce to Canadian registered and crewed vessels that operate between Canadian ports.

Forward-Looking Statements

This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand's Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 12, 2014.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Rand Logistics, Inc. Laurence S. Levy, Executive Chairman Edward Levy, President (212) 644-3450		Cameron Associates Alison Ziegler and Kevin McGrath (212) 554-5469 alison@cameronassoc.com